Exhibit 1

Media Relations Jorge Pérez +52 (81) 8888-4334 mr@cemex.com	Investor Relations Eduardo Rendón +52 (81) 8888-4256 ir@cemex.com	Analyst Relations Luis Garza +52 (81) 8888-4136 ir@cemex.com

CEMEX ANNOUNCES EXERCISE OF PUT OPTION  RELATED TO INITIAL
PURCHASERS' STABILIZATION ACTIVITIES IN CONNECTION WITH INITIAL
SHARE OFFERING OF ITS SUBSIDIARY, CEMEX LATAM HOLDINGS, S.A.

MONTERREY, MEXICO, DECEMBER 12, 2012 – CEMEX, S.A.B. de C.V. (“CEMEX”) (NYSE: CX), announced today that, in connection with the initial offering of 170,388,000 common shares of its subsidiary, CEMEX Latam Holdings, S.A. (“CLH”), completed on November 15, 2012, the initial purchasers have notified CLH that they intend to exercise the put option they were granted.  As a result, CLH will repurchase 22,224,000 of its common shares from the initial purchasers at a price of U.S.$6.75 per common share, the U.S. Dollar equivalent of the initial offering price of 12,250 Colombian Pesos per common share.  These shares represent approximately 13% of all shares sold in the initial share offering and 100% of the shares subject to the put option.

CLH will use cash proceeds from the initial share offering to repurchase the common shares from the initial purchasers and will hold the repurchased shares in treasury. After giving effect to the exercise of the put option, CEMEX España, S.A., will own approximately 73.35% of CLH's outstanding common shares, excluding shares held in treasury.

CLH’s common shares are listed on the Colombian Stock Exchange (Bolsa de Valores de Colombia S.A.) under the ticker CLH.

THE REGISTRATION AND LISTING OF CEMEX LATAM’S SHARES IN THE NATIONAL REGISTRY OF SECURITIES AND ISSUERS AND THE COLOMBIAN STOCK EXCHANGE, RESPECTIVELY, AND THE AUTHORIZATION OF THE COLOMBIAN OFFERING BY THE COLOMBIAN FINANCIAL SUPERINTENDENCY DO NOT IMPLY THAT THE COLOMBIAN STOCK EXCHANGE OR THE COLOMBIAN FINANCIAL SUPERINTENDENCY HAVE PASSED UPON CEMEX LATAM’S SOLVENCY OR CREDITWORTHINESS, OR UPON THE ADEQUACY OR ACCURACY OF THE OFFER PRICE. THE COLOMBIAN STOCK EXCHANGE AND THE COLOMBIAN FINANCIAL SUPERINTENDENCY HAVE NOT, IN ANY WAY, CONSIDERED THE MERITS OF THE SHARES OF CEMEX LATAM BEING OFFERED FOR INVESTMENT.

This press release does not constitute or form part of an offer to sell or solicitation of an offer to purchase or subscribe for securities in the United States or in any other jurisdiction. The securities referred to herein have not been and will not be registered under the U.S. Securities Act of 1933, as amended (the “Securities Act”), and may not be offered or sold in the United States or in any other jurisdiction absent registration or an applicable exemption from the registration requirements of the Securities Act or from the registration requirements in any such other jurisdiction.

THERE WILL NOT BE A REGISTRATION WITH THE NATIONAL SECURITIES REGISTRY (REGISTRO NACIONAL DE VALORES) MAINTAINED BY THE MEXICAN NATIONAL BANKING AND SECURITIES COMMISSION (COMISIÓN NACIONAL BANCARIA Y DE VALORES, OR CNBV), AND NO PUBLIC OFFERING OR BROKERAGE ACTIVITIES MAY BE CONDUCTED IN MEXICO, EXCEPT PURSUANT TO A PRIVATE PLACEMENT EXEMPTION SET FORTH UNDER ARTICLE 8 OF THE

MEXICAN SECURITIES MARKET LAW (LEY DEL MERCADO DE VALORES), TO MEXICAN INSTITUTIONAL AND QUALIFIED INVESTORS.

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This press release contains forward-looking statements and information that are necessarily subject to risks, uncertainties, and assumptions. The terms of the transactions described herein are subject to change and such change could be significant. No assurance can be given that any such transactions will be consummated on the terms described herein or on other terms, or as to the ultimate terms of any such transactions. CEMEX assumes no obligation to update or correct the information contained in this press release due to changes from time to time in the terms of any such transactions or for any other reason.